Exhibit 99.1

July 31, 2007

John P. Nolan
Securities and Exchange Commission
Division of Corporate Finance-Chief Accountants Office
100 F Street NE Mailstop 4561
Washington, D.C. 20549

Dear Mr. Nolan:

We agree with the comments related to your review of our Form 10-K for Oak Hill Financial, Inc.  (“the Company”) for the fiscal year ended December 31, 2006 as filed on March 16, 2007 and more specifically, Item 9A.  Our filing will be amended to include clarity and additional disclosure related to the principal executive and financial officer’s conclusions regarding the effectiveness of the Company’s disclosure and controls procedures.

We will include the entire text of the amended Item 9A as well as updated consents from our officers.  In addition to answering the above comment and filing an amended form 10-K we acknowledge the following to be true:

—  the Company is responsible for the adequacy and accuracy of the disclosure in our filing;
—  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
—  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any other person under the federal securities laws of the United States.

If you have any questions please do not hesitate to contact me at 740-286-3283.

Sincerely,

/s/ Dale B. Shafer

Dale B. Shafer
CFO-Oak Hill Financial, Inc.